For Immediate Release

February 14, 2007

First Century Bankshares, Inc.

Reports 2006 Year End Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $411 million bank holding company, announced net income of $4,489,000 for the year ended December 31, 2006. This represents a 12.1% increase from the $4,004,000 earned during the same period in 2005. On a per share basis, net income increased to $2.28 per diluted share for the year ended December 31, 2006, from $2.02 per diluted share for the year ended December 31, 2005. These earnings reflect the impact of rising short-term interest rates on the variable nature of the loan portfolio, along with an overall increase in earning assets during the period and a significant reduction in the provision for loan losses.

Net income for 2006 produced an annualized return on average equity (ROAE) of 12.07% and an annualized return on average assets (ROAA) of 1.12% compared with 11.17% and 1.04%, respectively, for 2005. Dividends for 2006 increased 5.0% to $1.05 per share from $1.00 per share for the year ended December 31, 2005.

Net interest income, for the year ended December 31, 2006 was $16,181,000, an increase of $660,000, or 4.3%, as compared to $15,521,000 for the year ended December 31, 2005. Net interest margins for the years ended December 31, 2006 and 2005 were 4.02% and 4.04%, respectively.

Noninterest income, exclusive of securities gains and losses, was $4,750,000 for the year ended December 31, 2006 and represented an increase of $353,000, or 8.0%, compared to $4,397,000 for the same period in 2005. This improvement was primarily due to increases in fees from fiduciary activities of $262,000, or 18.4%. Additionally, increases in service charges on deposit accounts from a new overdraft program that was implemented late in the first half of 2005 contributed a full year in 2006.

Noninterest expense of $13,796,000 for the year ended December 31, 2006 represented an increase of $520,000, or 3.9%, from $13,276,000 for the same period in 2005. Other noninterest expense increases were primarily due to increased costs for employee benefit programs, premises and equipment expense and data processing related expenses.

The provision for loan losses was $80,000 for the year ended December 30, 2006. This was a decrease of $354,000, or 81.6%, compared to the provision of $434,000 for the same period in 2005. Improving loan quality, along with several successful recovery efforts resulted in this reduction in the provision.

Net income for the fourth quarter of 2006 amounted to $1,140,000. This represents an increase of approximately 10.0% from the $1,036,000 earned during the same period in 2005. On a per share basis, net income increased to $0.58 per diluted share for the three months ended December 31, 2006, compared to $0.53 per diluted share for the three months ended December 31, 2005.

Net interest income, for the three-month period ended December 31, 2006 was $4,090,000, an increase of $140,000, or 3.5%, as compared to $3,950,000 for the fourth quarter of 2005. This increase reflected an overall increase in earning assets. Maintaining a strong interest margin continues to be a focus of management as certificates of deposit continue to reprice from historically low interest rate levels. Net interest margins for the three months ended December 31, 2006 and 2005 were 3.96% and 4.09%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,199,000 for the three-month period ended December 31, 2006 and represented a decrease of $147,000, or 10.9%, compared to $1,346,000 for the same period in 2005. During 2005, a recovery of $185,000 was received during the fourth quarter related to a previous check kiting loss. Noninterest expense of $3,512,000 for the quarter ended December 31, 2006 represented an increase of $23,000, or 0.7%, from $3,489,000 for the same period in 2005.

Total assets at December 31, 2006 were $410,948,000 as compared to $390,789,000 at December 31, 2005, or an increase of $20,159,000, or 5.2%. The loan portfolio increased 13.6% during this period to $292,643,000 at December 31, 2006, from $257,732,000 at December 31, 2005. This increase was attributable to management's strategy to expand the Corporation's commercial loan participation efforts with several community banks in Virginia, as well as, new loan production in the Beckley, West Virginia market. The investment portfolio decreased approximately $10,974,000, or 11.1%, during this same period, primarily to provide liquidity for the increased loan demand.

Total deposits increased by $24,564,000 to $357,355,000 at December 31, 2006 from $332,791,000 at December 31, 2005. Noninterest-bearing deposits decreased by $6,193,000, or 12.2%, which management believes to be seasonal fluctuations from some larger commercial customers. Interest-bearing deposits increased $30,757,000, or 10.9%, during this same period, further reflecting the Corporation's growth strategy.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets improved from 0.8% at December 31, 2005 to 0.7% at December 31, 2006. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts in recent years to enhance underwriting standards and asset quality.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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